                                                                    Exhibit 11
                                                                            --

                             MEASUREX CORPORATION
                      COMPUTATION OF NET INCOME PER SHARE
                       Fiscal years 1995, 1994 and 1993
                 (Amounts in thousands except per share data)

                                                                   1995             1994             1993
                                                                -------          -------          -------
Primary:
 Average shares outstanding                                      16,176           17,953           17,913
 Net effect of dilutive stock options and
  warrants based on treasury stock
  method using average market price                                 711              236              138
                                                                -------          -------          -------
 Average common and common
  equivalent shares outstanding                                  16,887           18,189           18,051
                                                                =======          =======          =======

 Income before cumulative effect of
  accounting change                                             $26,946          $ 5,583          $ 8,215
                                                                -------          =======          =======
 Net income                                                     $26,946          $ 6,107          $ 8,215
                                                                -------          =======          =======

 Income per share before cumulative effect of
  accounting change                                             $  1.60          $  0.31          $  0.46
                                                                -------          =======          =======
  Net income per share                                          $  1.60          $  0.34          $  0.46
                                                                -------          =======          =======

Fully diluted:

 Average shares outstanding                                      16,176           17,953           17,913
 Net effect of dilutive stock options and
  warrants based on treasury stock
  method using quarter-end market
  price or average market price when
  greater than quarter-end market price                             753              270              184
                                                                -------          -------          -------
 Average common and common
  equivalent shares outstanding                                  16,929           18,223           18,097
                                                                =======          =======          =======

 Income before cumulative effect of
  accounting change                                             $26,946          $ 5,583          $ 8,215
                                                                -------          =======          =======
 Net income                                                     $26,946          $ 6,107          $ 8,215
                                                                -------          =======          =======

 Income per share before cumulative effect of
  accounting change                                             $  1.59          $  0.31          $  0.45
                                                                -------          =======          =======
 Net income per share                                           $  1.59          $  0.34          $  0.45
                                                                -------          =======          =======

Note A: Fully diluted earnings per share have been calculated in accordance with Accounting Principles Board